SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 07/31/2004
FILE NUMBER 811-5686
SERIES NO.: 2

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $ 5,263
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Institutional Class Shares     $    55
              Class A3 Shares                $   673

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.1185
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Institutional Class Shares     $000.1446
              Class A3 Shares                $000.0978

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                 $35,757
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Class Shares     $   453
              Class A3 Shares                $ 5,705

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $ 10.25
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Class Shares     $ 10.25
              Class A3 Shares                $ 10.25